For Immediate Release
DSW INC. REPORTS 2005 FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS
•      Fourth quarter net sales up 22%
•      Fourth quarter operating profit up 68%
•      Fourth quarter earnings per share of $0.23
COLUMBUS, Ohio, April 11, 2006/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading specialty branded footwear retailer, announced net income of $10.0 million on net sales of $283.8 million for the fiscal fourth quarter ended January 28, 2006, compared with net income of $8.8 million on net sales of $231.7 million for the same period last year.
Diluted earnings per share were $0.23 for the fiscal fourth quarter of 2005 compared with $0.32 for last year’s fourth quarter.
After adjusting for the significant increase in shares as a result of DSW’s initial public offering on June 29, 2005, pro forma diluted earnings per share for the fourth quarter of last year were $0.20. The exhibit at the end of this release reconciles the non-GAAP pro forma diluted earnings per share to the reported diluted earnings per share for the fourth quarters of 2005 and 2004.
Comparable store sales for the fourth quarter of 2005 increased 11.3% compared with an increase of 5.8% for the same period last year.
Fiscal Year Results
 In an initial public offering on June 29, 2005, the Company issued 16.2 million shares of Class A common stock, which included the underwriters’ over-allotment option of 2.1 million shares, at a price of $19.00 per share. The Company received net proceeds of $277.9 million and used $196.6 million of the net proceeds to repay in full $190.0 million in dividend notes and accrued interest to the Company’s controlling shareholder, Retail Ventures Inc. (NYSE: RVI).
For the fiscal year ended January 28, 2006, net income was $37.2 million on net sales of $1.14 billion, compared with net income of $35.0 million on net sales of $961.1 million for the same period last year. The fiscal year 2005 results include $6.6 million of interest expense on the dividend notes to RVI, and $6.5 million for the accrual for losses associated with the data theft announced in March 2005.
Diluted earnings per share for the fiscal year were $1.00 compared with $1.26 last year.
After adjusting for the dividend interest, the data theft accrual, and the significant increase in shares as a result of the initial public offering, pro forma net income for the fiscal year was $45.0 million, or $1.02 per share, compared with $35.0 million, or $0.79 per share, for last year. The exhibit at the end of this release reconciles the non-GAAP pro forma net income and diluted earnings per share to the reported net income and diluted earnings per share for fiscal 2005 and 2004.
Comparable store sales for the fiscal year ended January 28, 2006 increased 5.4% compared with an increase of 5.0% for the same period last year.
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Store Totals
 DSW opened two stores and added two leased shoe departments during the fourth quarter of 2005. As of January 28, 2006, the Company operated 199 DSW stores and 238 leased shoe departments. Since that date, the Company has opened four additional stores and added three leased shoe departments.
2006 Outlook
 The Company currently expects 2006 diluted earnings per share of $1.22 to $1.25. Comparable store sales are projected to increase in the range of 3-5%. The Company also plans to open 30 stores during the year.
Webcast and Conference Call
 To hear the Company’s live fourth quarter and fiscal year earnings conference call, log on to www.dswshoes.com at 5:00 p.m. ET today, Tuesday, April 11, 2006 or call 1-866-510-0708 and reference passcode 58570715. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 53508293. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswshoes.com.
About DSW Inc.
 DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. specialty branded footwear retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. DSW currently operates 203 stores in 33 states and also supplies footwear to 241 leased locations (25 for related retailers and 216 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.dswshoes.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
 Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in Exhibit 99 to the Company’s latest quarterly report, as filed with the SEC. These risk factors include, but are not limited to: the Company’s success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with vendors; ability to anticipate and respond to fashion trends; fluctuation of comparable store sales and quarterly financial performance; disruption of distribution operations; dependence on Retail Ventures Inc. for key services; failure to retain key executives or attract qualified new personnel; remaining competitive with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade; and security risks related to our electronic processing and transmission of confidential customer information. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.
Contact: DSW Investor Relations, 614-872-1474
Source: DSW Inc.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	January 28,	January 29,
	2006	2005

ASSETS
Cash and equivalents	$124,759	$8,339
Accounts receivable, net	4,039	2,291
Receivables from related parties	49	—
Inventories	216,698	208,015
Prepaid expenses and other assets	13,981	8,940
Deferred income taxes	18,591	20,261

Total current assets	378,117	247,846

Advances to affiliates		23,676
Property and equipment, net	95,921	90,056
Goodwill	25,899	25,899
Tradenames and other intangibles, net	6,216	7,079
Deferred income taxes and other assets	1,562	881

Total assets	$507,715	$395,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$78,889	$72,073
Accounts payable to related parties	6,631	47
Accrued expenses	54,069	36,807

Total current liabilities	139,589	108,927

Long-term obligations, net of current maturities		55,000
Other noncurrent liabilities	63,410	52,684
Total shareholders’ equity	304,716	178,826

Total liabilities and shareholders’ equity	$507,715	$395,437

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005

Net sales	$283,804	$231,683	$1,144,061	$961,089
Cost of sales	(210,265)	(173,451)	(828,342)	(690,878)

Gross profit	73,539	58,232	315,719	270,211
Operating expenses	(56,895)	(48,351)	(245,607)	(214,102)

Operating profit	16,644	9,881	70,112	56,109
Interest income (expense), net	879	(274)	(7,505)	(2,734)

Earnings before income taxes	17,523	9,607	62,607	53,375
Income tax provision	(7,484)	(807)	(25,426)	(18,420)

Net income	$10,039	$8,800	$37,181	$34,955

Basic and diluted earnings per share:
Basic	$0.23	$0.32	$1.00	$1.26
Diluted	$0.23	$0.32	$1.00	$1.26

Shares used in per share calculations:
Basic	43,892	27,703	37,219	27,703
Diluted	44,147	27,703	37,347	27,703

Exhibit
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005

Pro forma Data (a)

Pro forma net income	$10,039	$8,800	$45,036	$34,955
Pro forma outstanding shares, diluted (b)	44,147	44,147	44,147	44,147

Pro forma diluted earnings per share	$0.23	$0.20	$1.02	$0.79

Pro-forma adjustments:
Accrual for losses from data theft and related tax effect (40%)			3,900

Interest on dividend note and related tax effect (40%)			3,955

Net income per GAAP	$10,039	$8,800	$37,181	$34,955
Weighted average outstanding shares, diluted	44,147	27,703	37,347	27,703

Diluted earnings per share	$0.23	$0.32	$1.00	$1.26

(a)	the Company believes the use of pro forma results provide meaningful information due to: i) the significant increase in share count as a result of the Company’s initial public offering on June 29, 2005, ii) the interest expense attributable to the $190 million dividend notes which were repaid with the proceeds of the initial public offering, and iii) the $6.5 million accrual for the data theft. The pro forma data is presented as if the initial public offering occurred prior to each period and the dividend note interest and data theft accrual are non-recurring or unusual charges.

(b)	eliminates the weighting effect to equal total shares at period ends.